PROSPECTUS SUPPLEMENT NO. 5                     FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED DECEMBER 10, 1998           REGISTRATION NO. 333-63439


                                   $86,250,000

                             ASPEN TECHNOLOGY, INC.

          5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE JUNE 15, 2005


     This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5 1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures, and in our Prospectus Supplements No. 1, No. 2, No. 3 and No. 4. This Prospectus Supplement is not complete without the supplemented Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the supplemented Prospectus.

     In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of June 4, 1999.

     We are providing this Prospectus Supplement to update the following information to the table in the Prospectus under the caption "Selling Securityholders":

                                   PRINCIPAL AMOUNT OF                SHARES OF COMMON                   SHARES OF COMMON
                                 DEBENTURES BENEFICIALLY             STOCK BENEFICIALLY                 STOCK BENEFICIALLY
                                   OWNED PRIOR TO THE                OWNED PRIOR TO THE    SHARES OF     OWNED AFTER THE
                                        OFFERING        AMOUNT OF         OFFERING          COMMON           OFFERING
                                   ------------------   DEBENTURES  --------------------     STOCK      -------------------
    SELLING SECURITYHOLDER         NUMBER   PERCENT(1)  OFFERED(2)  NUMBER(3)  PERCENT(4)  OFFERED(3)   NUMBER    PERCENT(4)
    ----------------------         ------   ----------  ----------  ---------  ----------  ----------   ------    ----------
Putnam Convertible Income-
  Growth Trust................   $4,691,000    5.4%     $4,691,000    88,561       *         88,561       --          --
c/o Putnam Investment
     Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam High Income Convertible
  and Bond Fund..............     1,500,000    1.7       1,500,000    28,318       *         28,318       --          --

------------
*    Less than one percent.
(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on June 4, 1999.
(2) This Selling Securityholder has indicated that it may offer all of the Debentures that it owns. As a result, no Debentures will be owned after the offering.
(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.
(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,944,760 shares of common stock outstanding on June 4, 1999.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 7, 1999.